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                                                                 EXHIBIT (a)(7)

COOPER RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500


FOR IMMEDIATE RELEASE


                         COOPER RIVER ANNOUNCEMENT
                         -------------------------

         GREENVILLE, SOUTH CAROLINA, September 28, 1998--Cooper River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Angeles Income Properties, Ltd. II, Angeles Income Properties, Ltd. 6, Angeles Partners X and Angeles Partners XII. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Friday, October 2, 1998. The offers were previously scheduled to expire at 5:00 p.m. on Friday, September 25, 1998.

         Cooper River reported, based on information provided by the depositary for the offers, that as of the close of business on September 25, 1998, approximately 5,043 interests had been tendered pursuant to the Angeles Income Properties, Ltd. II offer, approximately 2,923 interests had been tendered pursuant to the Angeles Income Properties, Ltd. 6 offer, approximately 3,484 interests had been tendered pursuant to the Angeles Partners X offer and approximately 4,090 interests had been tendered pursuant to the Angeles Partners XII offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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